THE DOW LAW FIRM, LLC
ATTORNEYS AND COUNSELORS AT LAW

TIMOTHY J. DOW, MBA, JD	P.O. BOX 1578	# 7 CLOCK TOWER SQUARE
PATRICIA T. DOW, CPA, JD, LLM*	FORT COLLINS, COLORADO 80522-1578	323 SOUTH COLLEGE AVENUE
	(970) 498-9900	FORT COLLINS, COLORADO 80524

MAYO SOMMERMEYER,	FAX: (970) 498-9966	* ALSO ADMITTED TO PRACTICE LAW IN NEBRASKA
LAWYER, LLC** OF COUNSEL	E-MAIL: dow@dowlawfirm.com	**ALSO ADMITTED TO PRACTICE LAW IN WYOMING

May 6, 2005

George Lovato, Jr., President
Americana Publishing, Inc.
303 San Mateo Blvd., NE, Ste 104A
Albuquerque, NM 87108

Re: Registration Statement / Opinion of Counsel

Dear Mr. Lovato:

We have acted as special corporate Colorado counsel in connection with the Registration Statement on Form SB-2 (Registration No. 333- )(the “Registration Statement”) which is being filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 140,875,000 shares (the “Shares”) of common stock, par value $0.001 per share, of Americana Publishing, Inc., a Colorado Corporation (the “Company”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon the certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this type. We have not independently verified any of those assumptions.

Our opinion set forth below is limited to Colorado corporate law, including reported judicial decisions in interpreting those laws.

Based upon and subject to the foregoing, to the best of our knowledge, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with the terms and conditions described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations under such Act.

This opinion is furnished pursuant to the request of the addressee hereof and is rendered by us solely for the benefit of the addressee hereof in connection with the Registration Statement. We are not hereby assuming any professional responsibilities to any other person whatsoever. This opinion may not be used by any other person (including by way of subrogation or assignment) or for any other purpose without our prior written consent. This opinion is rendered as of the date set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter occur, come to our attention or reflect any changes in any law that may hereafter occur or become effective.

Yours very truly,

The Dow Law Firm, llc

/s/ Timothy J. Dow

Timothy J. Dow

TJD/lmh